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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Salkind,                           Carole
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   c/o Sills, Cummis, Radin, Tischman, Epstein & Gross
   One Riverfront Plaza
--------------------------------------------------------------------------------
                                    (Street)

   Newark,                            NJ                     07102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   NCT Group, Inc.                    "NCTI"
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


   12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                          J(1)                                    16,498,818       D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                          J(1)                                         5,000       I    By Spouse (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).
   Reminder: Report on a seperate line for each class of securities beneficially owned directly owned or indirectly.

                                                      1 of 5

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                10.
                                                                                                      9.        Owner-
             2.                                                                                       Number    ship
             Conver-                   5.                             7.                              of        of
             sion                      Number of                      Title and Amount                Deriv-    Deriv-     11.
             or                        Derivative    6.               of Underlying                   ative     ative      Nature
             Exer-            4.       Securities    Date             Securities            8.        Secur-    Secur-     of
             cise             Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)      Price     ities     ity:       In-
             Price   3.       action   or Disposed   Expiration Date  ----------------      of        Bene-     Direct     direct
1.           of      Trans-   Code     of(D)         (Month/Day/Year)           Amount      Deriv-    ficially  (D) or     Bene-
Title of     Deriv-  action   (Instr.  (Instr. 3,    ----------------           or          ative     Owned     In-        ficial
Derivative   ative   Date     8)       4 and 5)      Date     Expira-           Number      Secur-    at End    direct     Owner-
Security     Secur-  (mm/dd/  ------   ------------  Exer-    tion              of          ity       of Year   (I)        ship
(Instr. 3)   ity     yy)                (A)   (D)    cisable  Date      Title   Shares      (Instr.5) (Instr.4) (Instr.4)  (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
8% Convert-
tible Notes
in Aggregate    (3)    (3)      P4   281,808,267       (3)              Common  281,808,267                         D
Principal                                                               Stock
Amount of
$18,063,711.93
------------------------------------------------------------------------------------------------------------------------------------
Accured
Interest and                    P4    35,719,419                        Common   35,719,419                         D
default penalty                                                         Stock
thereon
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrant-right                  J(1)   10,417,254       (4)              Common   10,417,254                         D
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrant-right   (4)    (4)      P4    96,372,920       (4)              Common   96,372,920                         D
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right  $0.079   1/8/02  P4     1,500,000      1/8/02   1/24/07  Common    1,500,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.13  1/25/02  P4     1,850,000     1/25/02   5/22/06  Common    1,850,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.09  1/25/02  P4     5,000,000     1/25/02   1/24/07  Common    5,000,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.12  2/27/02  P4       625,000     2/27/02   6/30/06  Common      625,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right $0.0925  2/27/02  P4     1,500,000     2/27/02   10/8/06  Common    1,500,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right  $0.079  2/27/02  P4     1,250,000     2/27/02   2/26/07  Common    1,250,000                         I      By son
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right  $0.070  9/30/02  P4     50,000,00     9/30/02   9/30/07  Common    50,000,00                         D
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right  $0.042 12/26/02  P4    23,000,000    12/26/02  12/26/07  Common   23,000,000                         D
to acquire                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right $0.2188  7/14/97  A4        75,000    10/25/02   7/14/07  Common       75,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right $0.3125  12/4/98  A4       150,000     12/4/98   1/14/08  Common      150,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.41  4/13/99  A4       600,000    10/25/02   4/13/09  Common      600,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.41  1/18/00  A4       300,000    10/25/02   1/17/05  Common      300,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.22  12/6/00  A4       225,000    10/25/02   12/6/07  Common      225,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.44  12/6/00  A4       225,000    10/25/02   12/6/07  Common      225,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.13  9/20/01  A4       600,000    10/25/02   12/6/07  Common      600,000                         I      By Spouse
to acquire                                                              Stock                                              (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    497,317,860     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      13,900,00     I
====================================================================================================================================

                                                      2 of 5

Explanation of Responses:
(1)  Previously reported.
(2)  The Reporting Person disclaims beneficial ownership as to these shares.
(3) See attached listing of convertible notes acquired by the Reporting Person in 2002, including issue dates and conversion prices. Notes along with accrued interest are convertible into shares of common stock any time after note issuance.
(4) See attached listing of common stock warrants granted in 2002 including exercise prices and expiration dates. Warrants are exercisable on date of grant.




/s/  Carole Salkind                                      February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                      3 of 5

Note (3)

Salkind, Carole                                           NCT Group, Inc. NCTI

                                                                      12/31/02


                                CONVERTIBLE NOTES


                                                               Conversion
  Issue Date        Due Date             Principal                Price
  ----------        --------             ---------                -----

   01/11/02         01/11/03           $2,231,265.04             $0.0790
   01/25/02         01/25/03             $650,000.00             $0.0900
   02/27/02         02/27/03             $827,412.26             $0.0790
   03/01/02         03/01/03             $350,000.00             $0.0790
   05/02/02         05/02/03           $1,425,000.00             $0.0940
   05/29/02         05/29/03             $350,000.00             $0.0950
   06/02/02         06/02/03             $300,000.00             $0.0970
   07/03/02         07/03/03             $350,000.00             $0.0780
   07/15/02         07/15/03             $350,000.00             $0.0750
   07/23/02         07/23/03             $525,000.00             $0.0590
   08/14/02         08/14/03             $350,000.00             $0.0820
   08/29/02         08/29/03             $490,000.00             $0.0760
   09/09/02         09/09/03             $350,000.00             $0.0770
   09/30/02         09/30/03           $3,770,098.38             $0.0700
   11/07/02         11/07/03             $400,000.00             $0.0720
   11/20/02         11/20/03             $400,000.00             $0.0540
   11/21/02         05/21/03           $1,463,449.36             $0.0535
   12/02/02         12/02/03             $350,000.00             $0.0480
   12/16/02         12/16/03             $400,000.00             $0.0420
   12/26/02         12/26/03           $2,381,486.89             $0.0420
   12/30/02         12/30/03             $350,000.00             $0.0412
                                      --------------
                                      $18,063,711.93
                                      ==============


                                                      4 of 5

Note (4)

Salkind, Carole                                           NCT Group, Inc. NCTI

                                                                      12/31/02


                                    WARRANTS


                                                                      Exercise
  Warrant No.      Issue Date      Expiration        No. Shares         Price
  -----------      ----------      ----------        -----------        -----
     CS-2           02/13/01        02/13/06          7,042,254        $0.0710 *
     CS-3           05/14/01        05/14/06            500,000        $0.0710 *
     CS-4           08/22/01        08/22/06            625,000        $0.0710 *
     CS-5           09/28/01        09/28/06          1,000,000        $0.0710 *
     CS-6           12/20/01        12/20/06          1,250,000        $0.0710
                                                     ----------
  Previously reported                                10,417,254
                                                     ==========



     CS-7           01/11/02        01/11/07          2,789,082        $0.0790
     CS-8           01/25/02        01/25/07            812,500        $0.0900
     CS-9           01/25/02        01/25/07            312,500        $0.0900
     CS-10          02/27/02        02/27/07          1,034,266        $0.0790
     CS-11          03/01/02        03/01/07            437,500        $0.0790
     CS-12          05/02/02        05/02/07          3,188,708        $0.0940
     CS-13          05/02/02        05/02/07          3,562,500        $0.0940
     CS-14          05/29/02        05/29/07          1,500,000        $0.0950
     CS-15          06/02/02        06/02/07          1,500,000        $0.0970
     CS-16          07/03/02        07/03/07          1,500,000        $0.0780
     CS-17          07/12/02        07/12/07         20,000,000        $0.0750
     CS-18          07/15/02        07/15/07          1,500,000        $0.0750
     CS-19          07/23/02        07/23/07          2,250,000        $0.0590
     CS-20          08/14/02        08/14/07          1,500,000        $0.0820
     CS-21          08/29/02        08/29/07          2,100,000        $0.0760
     CS-22          09/09/02        09/09/07          1,500,000        $0.0770
     CS-23          09/30/02        09/30/07         10,000,000        $0.0700
     CS-24          09/30/02        09/30/07         16,157,565        $0.0700
     CS-25          11/07/02        11/07/07          1,750,000        $0.0720
     CS-26          11/20/02        11/20/07          1,750,000        $0.0540
     CS-27          11/21/02        11/21/07          6,271,926        $0.0535
     CS-28          12/02/02        12/02/07          1,500,000        $0.0480
     CS-29          12/16/02        12/16/07          1,750,000        $0.0420
     CS-30          12/26/02        12/26/07         10,206,373        $0.0420
     CS-31          12/30/02        12/30/07          1,500,000        $0.0412
                                                     ----------
  Reported 2002 Form 5                               96,372,920
                                                     ==========




  * As amended on December 20, 2001.



                                                      5 0f 5